EXHIBIT 99.1

On Tuesday, March 18, 2025, at 08:00 AM ET

United States Antimony Corporation Announces Webcast set for Thursday, March 20, 2025, at 4:15 PM Eastern Time to Report Fiscal Year 2024 Financial and Operating Results

DALLAS, TX / ACCESS Newswire / March 18, 2025 / United States Antimony Corporation ("USAC" or the "Company"), (NYSE:UAMY) announces a webcast set for Thursday, March 20, 2025 at 4:15 PM Eastern Time to report its Fiscal Year 2024 Financial and Operational Results.

Following are details to join this webcast:

Title: United States Antimony Corporation Fiscal Year 2024 Financial and Operational Results

Event Date: Thursday, March 20, 2025, 4:15 PM Eastern Time

Webcast URL: https://www.webcaster4.com/Webcast/Page/2604/52186

Q&A: Questions are to be typed and submitted through the online portal, accessed by the Webcast URL link.

Webcast 60 Minutes

Duration:

Participant Toll Free: 888-506-0062

Numbers: International: 973-528-0011

Participant Access Code: 649278

Webcast Thursday, April 3, 2025

Replay

Expiration:

Webcast https://www.usantimony.com/investors/

Replay

Location:

Speakers: Gary C. Evans, Chairman of the Board and CEO

Joe Bardswich, Director and EVP, Chief Mining Engineer

Rick Isaak, SVP, Chief Financial Officer

Jonathan Miller, VP, Investor Relations

About USAC:

United States Antimony Corporation and its subsidiaries in the U.S., Mexico, and Canada ("USAC," the "Company," "Our," "Us," or "We") sell antimony, zeolite, and precious metals primarily in the U.S. and Canada. The Company processes third party ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals at its facilities located in Montana and Mexico. Antimony oxide is used to form a flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper, as a color fastener in paint, and as a phosphorescent agent in fluorescent light bulbs. Antimony metal is used in bearings, storage batteries, and ordnance. Antimony trisulfide is used as a primer in ammunition. The Company also recovers precious metals, primarily gold and silver, at its Montana facility from third party ore. At its facility located in Idaho, the Company mines and processes zeolite, a group of industrial minerals used in water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, soil amendment and fertilizer, and other miscellaneous applications. The Company acquired mining claims and leases located in Alaska and Ontario, Canada and leased a metals concentration facility in Montana in 2024 that could expand its operations as well as its product offerings.

Contact:

United States Antimony Corporation

4438 W. Lover's Lane, Unit 100

Dallas, TX 75209

Jonathan Miller, VP Investor

Relations 406-606-4117

E-Mail: jmiller@usantimony.com

SOURCE: United States Antimony Corp.